Exhibit 99.1

HighPeak Energy, Inc. Announces Fourth Quarter and Yearend 2023 Financial and Operating Results and Provides 2024 Guidance

Fort Worth, Texas, March 6, 2024 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the quarter and the year ended December 31, 2023. In addition, HighPeak provided its 2024 guidance and capital budget, as approved by its Board of Directors.

Highlights

Fourth Quarter 2023

●	The Company surpassed the milestone of $1 billion in revenues in 2023 and generated free cash flow (a non-GAAP financial measure defined and reconciled below) of $33.7 million in the fourth quarter.
●

Sales volumes, consisting of 81% crude oil and 92% liquids, averaged 50.0 thousand barrels of crude oil equivalent per day (“MBoe/d”), representing a 34% increase over fourth quarter 2022. Volumes were approximately 3,300 Boe/d lower than expected due to weather and unscheduled midstream maintenance interruptions.

●	Net income and EBITDAX (a non-GAAP financial measure defined and reconciled below) were $95.0 million and $241.6 million, respectively.
●

The Company significantly increased its net acreage position to approximately 132,000 total net acres primarily through acquisitions in northern Flat Top, where production profiles in the Wolfcamp A and Lower Spraberry zones are expected to resemble its core Flat Top operating area.

●	Realized price averaged $65.53 per Boe, or 83% of the weighted average of NYMEX WTI crude oil prices, excluding the effects of derivatives.
●	Cash operating margin averaged $54.27 per Boe, or 83% of the average realized price per Boe, excluding the effects of derivatives.
●

On November 1st, the Company completed a $100 million super priority revolving credit facility with $75.0 million of initial commitments, which provides the Company with additional liquidity and flexibility. The facility matures in September 2026, simultaneous with the Company’s $1.2 billion term loan.

Recent Events

●

On February 5, 2024, the Company announced both a 60% increase to its quarterly dividend, from $.025 to $0.04 per common share outstanding, and a share repurchase authorization of up to $75.0 million of common stock.

HighPeak Chairman and CEO, Jack Hightower, said, “2023 was a transformational year for HighPeak and we are continuing to carry positive momentum into 2024. We were within the range on our annual production and budget guides while growing our production 86% year over year, which is a testament to the quality of our asset base and the caliber of our operations team.

In 2024, now that HighPeak is an established player in the Permian, our focus shifts to a steadfast commitment of maintaining capital discipline, generating free cash flow and returning value to shareholders. In addition, we have engaged Texas Capital Securities and Wells Fargo Securities to assist us in our pursuit of strategic alternatives. In a market landscape where oily, high-margin production and premier inventory are being pursued aggressively, we consider ourselves extremely fortunate to possess assets that meet these criteria.”

2024 Development Outlook

The Company expects to average two (2) drilling rigs and one (1) frac crew during 2024 under its current development plan, assuming commodity prices and capital costs continue to stay in their current ranges. Given the dynamic nature of the global economy and current geopolitical risks, the Company will remain flexible to increase or decrease its development activity as merited.

Production (Boe/d)

●	Average production rate	43,000 – 47,000

Capex ($MM)

●	Net Operated Wells TIL	55 – 60
●	Capital Expenditures, D,C,E&F	$450 - $525
●	Capital Expenditures, Infrastructure	$50 - $60
●	Total Capital Expenditures	$500 - $585

Unit Measures ($/Boe)

●	Lease Operating Expenses	$7.50 - $8.50
●	General & Administrative	$1.00 - $1.20

Year End 2023 Proved Reserves

●

As of December 31, 2023, HighPeak Energy’s estimated proved reserves, prepared by Cawley, Gillespie & Associates, Inc., increased over 25% from December 31, 2022 to 154.2 MMBoe consisting of approximately 78% crude oil, 13% NGL and 9% natural gas.

●	Proved developed reserves increased 30% to 79.6 MMBoe compared with December 31, 2022 and comprised 52% of the Company’s total proved reserves.
●

The Company’s PV-10 was approximately $2.9 billion at year end 2023 based on pricing guidelines established by the Securities and Exchange Commission (“SEC”). 2023 SEC pricing was $78.22 per barrel of crude oil and $2.637 per MMBtu of natural gas, before adjustments for price differentials.

●

As of December 31, 2023, the average adjusted prices realized over the remaining lives of the Company’s assets were $78.13 per barrel of crude oil, $17.33 per barrel of NGL and $0.198 per Mcf of natural gas, respectively.

●	The Company’s 2023 reserve replacement ratio was 295%.

	SEC PRICING
	Crude Oil (MBbl)	NGL (MBbl)	Natural Gas (MMcf)	Total (Mboe)	PV-10 ($M)
Proved developed producing	54,033	11,649	50,782	74,146	$1,921
Proved developed nonproducing	4,598	534	1,889	5,447	141
Total proved developed reserves	58,631	12,183	52,671	79,593	2,061
Proved undeveloped	60,923	7,913	34,400	74,569	823
Total proved reserves	119,554	20,096	87,071	154,162	$2,884

Fourth Quarter 2023 Operational Update

HighPeak’s sales volumes during the fourth quarter of 2023 averaged 50.0 Mboe/d, a 34% increase over fourth quarter of 2022. Fourth quarter sales volumes consisted of approximately 81% crude oil and 92% liquids. Full-year 2023 sales volumes averaged 45.6 thousand Boe/d, an 86% increase over 2022 sales volumes.

The Company averaged three drilling rigs and one and a half frac crews during the fourth quarter, drilled 18 gross (17.9 net) horizontal wells and completed 24 gross (23.8 net) operated producing wells. At December 31, 2023, the Company had 22 gross (22.0 net) operated horizontal wells in various stages of drilling and completion. In February 2024, the Company reduced its development drilling program to two drilling rigs and is currently running one frac crew and may add a second frac crew periodically throughout the year as needed.

HighPeak President, Michael Hollis, commented, “Our 2024 capital budget will be slightly front half weighted as we carried in a higher cadence of activity from 2023. Our infrastructure budget this year includes the expansion of our current system to reach wells drilled on newly acquired acreage. The infrastructure spend in future years is expected to trend downward to approximately half of this year’s budgeted amount.

This year, HighPeak Energy is laser-focused on our commitment to capital and operational efficiency. We are working diligently to reduce both operating and capital costs, resulting in even greater free cash flow generation which is essential for achieving our corporate objectives of funding our operations through cash flow, paying down debt, and returning value to our shareholders. As we move forward, we are committed to navigating this landscape with unwavering capital discipline.”

Fourth Quarter 2023 Financial Results

HighPeak reported net income of $95.0 million for the fourth quarter of 2023, or $0.66 per diluted share, and EBITDAX of $241.6 million, or $1.68 per diluted share.

Fourth quarter average realized prices were $79.24 per barrel (“$/Bbl”) of crude oil, $19.93 per barrel of NGL and $1.51 per Mcf of natural gas, resulting in an overall realized price of $65.53 per Boe, or 83% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the third quarter were $12.27 per Boe, including lease operating expenses of $7.53 per Boe, workover expenses of $0.66 per Boe, production and ad valorem taxes of $3.06 per Boe and G&A expenses of $1.01 per Boe. The Company’s cash margin was $53.26 per Boe, or 81% of the overall realized price per Boe for the quarter, excluding the effects of derivatives.

HighPeak’s fourth quarter 2023 capital expenditures to drill, complete, equip, provide facilities and for infrastructure were $169.1 million.

Hedging

As of December 31, 2023, HighPeak had the following outstanding crude oil derivative instruments and the weighted average crude oil prices and premiums payable per barrel:

					Swaps	Enhanced Collars & Deferred Premium Puts
Settlement Month	Settlement Year	Type of Contract	Bbls Per Day	Index	Price per Bbl	Floor or Strike Price per Bbl	Ceiling Price per Bbl	Deferred Premium Payable per Bbl
Crude Oil:
Jan - Mar	2024	Swap	4,000	WTI	$84.00	$—	$—	$—
Jan - Mar	2024	Collar	6,000	WTI	$—	$80.00	$100.00	$3.50
Jan - Mar	2024	Put	20,000	WTI	$—	$66.44	$—	$5.00
Apr - Jun	2024	Swap	4,000	WTI	$84.00	$—	$—	$—
Apr - Jun	2024	Collar	5,500	WTI	$—	$69.73	$95.00	$0.61
Apr - Jun	2024	Put	14,000	WTI	$—	$60.41	$—	$5.00
Jul - Sep	2024	Swap	4,000	WTI	$84.00	$—	$—	$—
Jul - Sep	2024	Collar	1,500	WTI	$—	$69.00	$95.00	$0.85
Jul - Sep	2024	Put	14,000	WTI	$—	$60.41	$—	$5.00
Oct - Dec	2024	Swap	5,500	WTI	$76.37	$—	$—	$—
Oct - Dec	2024	Collar	10,600	WTI	$—	$65.68	$90.32	$1.85
Oct - Dec	2024	Put	2,000	WTI	$—	$58.00	$—	$5.00
Jan - Mar	2025	Swap	5,500	WTI	$76.37	$—	$—	$—
Jan - Mar	2025	Collar	8,000	WTI	$—	$65.00	$90.00	$2.12
Jan - Mar	2025	Put	2,000	WTI	$—	$58.00	$—	$5.00
Apr - Jun	2025	Swap	5,500	WTI	$76.37	$—	$—	$—
Apr - Jun	2025	Collar	7,000	WTI	$—	$65.00	$90.08	$2.28
Apr - Jun	2025	Put	2,000	WTI	$—	$58.00	$—	$5.00
Jul - Sep	2025	Swap	3,000	WTI	$75.85	$—	$—	$—
Jul - Sep	2025	Collar	7,000	WTI	$—	$65.00	$90.08	$2.28
Jul - Sep	2025	Put	2,000	WTI	$—	$58.00	$—	$5.00

The Company’s crude oil derivative contracts detailed above are based on reported settlement prices on the New York Mercantile Exchange for West Texas Intermediate pricing.

Subsequent to yearend, the Company entered into fixed price basis swaps for the spread between the Cushing crude oil price and the Midland WTI crude oil price. The weighted average differential represents the amount of premium to the Cushing, Oklahoma crude oil price for the notional volumes covered by the basis swap contracts as shown below.

					Swaps
Settlement Month	Settlement Year	Type of Contract	Bbls Per Day	Index	Weighted Average Differential per Bbl
Crude Oil:
Jan - Mar	2024	Basis Swap	16,484	Argus WTI Midland	$1.12
Apr - Jun	2024	Basis Swap	25,000	Argus WTI Midland	$1.12
Jul - Sep	2024	Basis Swap	25,000	Argus WTI Midland	$1.12
Oct - Dec	2024	Basis Swap	25,000	Argus WTI Midland	$1.12

Dividends

During the fourth quarter of 2023, HighPeak’s Board of Directors approved a quarterly dividend of $0.025 per share, or $3.2 million in dividends paid to stockholders during the quarter. In addition, in February 2024, the Company’s Board of Directors declared a quarterly dividend of $0.04 per share, or approximately $5.1 million in dividends, to be paid on March 25, 2024 to stockholders of record on March 1, 2024.

Conference Call

HighPeak will host a conference call and webcast on Thursday, March 7, 2024, at 10:00 a.m. Central Time for investors and analysts to discuss its results for the fourth quarter of 2023 and its 2024 operating plan. Conference call participants may register for the call here. Access to the live audio-only webcast and replay of the earnings release conference call may be found here. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Annual Report on Form 10-K may be found on its website at www.highpeakenergy.com.

Conference Participation

HighPeak Energy will participate in-person in the upcoming 36th Annual Roth Conference to be held from March 17-19, 2024. The Company will use its March 2024 investor presentation for this event. The Company’s March investor presentation will be posted to its website before market open on Thursday, March 7, 2024.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control. For example, the Company’s review of strategic alternatives may not result in a sale of the Company, a recommendation that a transaction occur or result in a completed transaction, and any transaction that occurs may not increase shareholder value, in each case as a result of such risks and uncertainties.

These risks and uncertainties include, among other things, the results of the strategic review being undertaken by the Company’s Board and the interest of prospective counterparties, the Company’s ability to realize the results contemplated by its 2024 guidance, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. Reserves estimates included herein may not be indicative of the level of reserves or PV-10 value of oil and natural gas production in the future, as they are based on 2023 SEC prices which are different than current commodity prices. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact HighPeak’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Use of Projections

The financial, operational, industry and market projections, estimates and targets in this press release and in the Company’s guidance (including production, operating expenses and capital expenditures in future periods) are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial, operational, industry and market projections, estimates and targets, including assumptions, risks and uncertainties described in “Cautionary Note Regarding Forward-Looking Statements” above. These projections are speculative by their nature and, accordingly, are subject to significant risk of not being actually realized by the Company. Projected results of the Company for 2024 are particularly speculative and subject to change. Actual results may vary materially from the current projections, including for reasons beyond the Company’s control. The projections are based on current expectations and available information as of the date of this release. The Company undertakes no duty to publicly update these projections except as required by law.

Drilling Locations

The Company has estimated its drilling locations based on well spacing assumptions and upon the evaluation of its drilling results and those of other operators in its area, combined with its interpretation of available geologic and engineering data. The drilling locations actually drilled on the Company’s properties will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in additional proved reserves. Further, to the extent the drilling locations are associated with acreage that expires, the Company would lose its right to develop the related locations.

HighPeak Energy, Inc. Unaudited Condensed Consolidated Balance Sheet Data (In thousands)

	December 31,
	2023	2022
Current assets:
Cash and cash equivalents	$194,515	$30,504
Accounts receivable	94,589	96,596
Derivative instruments	31,480	17
Inventory	7,254	13,275
Prepaid expenses	995	4,133
Total current assets	328,833	144,525
Crude oil and natural gas properties, using the successful efforts method of accounting:
Proved properties	3,338,107	2,270,236
Unproved properties	72,715	114,665
Accumulated depletion, depreciation and amortization	(684,179)	(259,962)
Total crude oil and natural gas properties, net	2,726,643	2,124,939
Other property and equipment, net	3,572	3,587
Derivative instruments	16,059	—
Other noncurrent assets	5,684	6,431
Total assets	$3,080,791	$2,279,482

Current liabilities:
Current portion of long-term debt, net	$120,000	$—
Accounts payable – trade	63,583	105,565
Accrued capital expenditures	39,231	91,842
Revenues and royalties payable	29,724	15,623
Other accrued liabilities	19,613	15,600
Derivative instruments	13,054	16,702
Accrued interest	1,398	13,152
Operating leases	528	343
Advances from joint interest owners	262	7,302
Total current liabilities	287,393	266,129
Noncurrent liabilities:
Long-term debt, net	1,030,299	704,349
Deferred income taxes	197,068	131,164
Asset retirement obligations	13,245	7,502
Derivative instruments	65	691
Commitments and contingencies

Stockholders’ equity
Common stock	13	11
Additional paid-in capital	1,189,424	1,008,896
Retained earnings	363,284	160,740
Total stockholders’ equity	1,552,721	1,169,647
Total liabilities and stockholders’ equity	$3,080,791	$2,279,482

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating revenues:
Crude oil sales	$296,140	$248,164	$1,086,598	$715,469
NGL and natural gas sales	5,013	9,751	24,695	40,217
Total operating revenues	301,153	257,915	1,111,293	755,686
Operating costs and expenses:
Crude oil and natural gas production	37,666	23,851	145,362	69,599
Production and ad valorem taxes	14,077	12,607	58,472	38,440
Exploration and abandonments	862	466	5,234	1,149
Depletion, depreciation and amortization	132,862	83,211	424,424	177,742
Accretion of discount	162	125	522	370
General and administrative	4,646	6,637	16,598	12,470
Stock-based compensation	3,862	4,142	25,957	33,352
Total operating costs and expenses	194,137	131,039	676,569	333,122
Other expense	220	—	8,262	—
Income from operations	106,796	126,876	426,462	422,564
Interest and other income	1,985	13	2,908	266
Interest expense	(44,623)	(21,468)	(147,901)	(50,610)
Gain (loss) on derivative instruments, net	58,500	(17,518)	27,602	(60,005)
Loss on extinguishment of debt	—	—	(27,300)	—
Income before income taxes	122,658	87,903	281,771	312,215
Income tax expense	27,654	20,004	65,905	75,361
Net income	$95,004	$67,899	$215,866	$236,854

Earnings per share:
Basic net income	$0.68	$0.56	$1.64	$2.04
Diluted net income	$0.66	$0.53	$1.58	$1.93

Weighted average shares outstanding:
Basic	126,242	111,042	117,956	104,738
Diluted	130,579	117,249	123,020	111,164

Dividends declared per share	$0.025	$0.025	$0.10	$0.10

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$215,866	$236,854
Adjustments to reconcile net income to net cash provided by operations:
Provision for deferred income taxes	65,905	75,361
Loss on extinguishment of debt	27,300	—
(Gain) loss on derivative instruments	(27,602)	60,005
Cash paid on settlement of derivative instruments	(24,194)	(58,096)
Amortization of debt issuance costs	11,411	5,635
Amortization of discounts on long-term debt	15,140	7,735
Stock-based compensation expense	25,957	33,352
Accretion expense	522	370
Depletion, depreciation and amortization	424,424	177,742
Exploration and abandonment expense	4,242	146
Changes in operating assets and liabilities:
Accounts receivable	2,007	(57,218)
Prepaid expenses, inventory and other assets	6,923	(11,959)
Accounts payable, accrued liabilities and other current liabilities	8,488	34,087
Net cash provided by operating activities	756,389	504,014
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(1,009,855)	(1,046,739)
Changes in working capital associated with crude oil and natural gas property additions	(100,802)	128,938
Acquisitions of crude oil and natural gas properties	(15,085)	(262,363)
Other property additions	(193)	(2,244)
Net cash used in investing activities	(1,125,935)	(1,182,408)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Term Loan Credit Agreement, net of discount	1,170,000	—
Borrowings under Prior Credit Agreement	255,000	925,000
Proceeds from issuance of 10.000% Senior Notes, net of discount	—	440,179
Repayments under Prior Credit Agreement	(525,000)	(755,000)
Repayments of 10.000% Senior Notes and 10.625% Senior Notes	(475,000)	—
Premium on extinguishment of debt	(4,457)	—
Proceeds from issuance of common stock	155,768	85,000
Proceeds from exercises of warrants	4,028	7,805
Proceeds from exercises of stock options	148	120
Debt issuance costs	(28,444)	(17,128)
Stock offering costs	(5,371)	(339)
Dividends paid	(11,864)	(10,412)
Dividend equivalents paid	(1,251)	(1,196)
Net cash provided by financing activities	533,557	674,029
Net increase (decrease) in cash and cash equivalents	164,011	(4,365)
Cash and cash equivalents, beginning of period	30,504	34,869
Cash and cash equivalents, end of period	$194,515	$30,504

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Average Daily Sales Volumes:
Crude oil (Bbls)	40,624	31,860	38,041	20,718
NGLs (Bbls)	5,262	3,302	4,239	2,249
Natural gas (Mcf)	24,395	13,112	19,777	9,105
Total (Boe)	49,952	37,348	45,577	24,485

Average Realized Prices (excluding effects of derivatives):
Crude oil per Bbl	$79.24	$84.67	$78.26	$94.61
NGL per Bbl	$19.93	$26.19	$21.51	$35.67
Natural gas per Mcf	$1.51	$3.41	$1.56	$5.36
Total per Boe	$65.53	$75.06	$66.80	$84.56

Margin Data ($ per Boe):
Average price	$65.53	$75.06	$66.80	$84.56
Lease operating expenses	(7.53)	(6.86)	(8.04)	(7.49)
Expense workovers	(0.66)	(0.08)	(0.70)	(0.30)
Production and ad valorem taxes	(3.06)	(3.67)	(3.51)	(4.30)
	$54.27	$64.45	$54.55	$72.47

HighPeak Energy, Inc.
Unaudited Earnings Per Share Details

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income as reported	$95,004	$67,899	$215,866	$236,854
Participating basic earnings	(9,103)	(6,130)	(21,890)	(22,991)
Basic earnings attributable to common shareholders	85,901	61,769	193,976	213,863
Reallocation of participating earnings	133	103	334	401
Diluted net income attributable to common shareholders	$86,034	$61,872	$194,310	$214,264

Basic weighted average shares outstanding	126,242	111,042	117,956	104,738
Dilutive warrants and unvested stock options	2,178	4,085	2,905	4,304
Dilutive unvested restricted stock	2,159	2,122	2,159	2,122
Diluted weighted average shares outstanding	130,579	117,249	123,020	111,164

Net income per share attributable to common shareholders:
Basic	$0.68	$0.56	$1.64	$2.04
Diluted	$0.66	$0.53	$1.58	$1.93

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Income to EBITDAX, Discretionary Cash Flow and Net Cash Provided by Operations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$95,004	$67,899	$215,866	$236,854
Interest expense	44,623	21,468	147,901	50,610
Interest and other income	(1,985)	(13)	(2,908)	(266)
Income tax expense	27,654	20,004	65,905	75,361
Depletion, depreciation and amortization	132,862	83,211	424,424	177,742
Accretion of discount	162	125	522	370
Exploration and abandonment expense	862	466	5,234	1,149
Stock based compensation	3,862	4,142	25,957	33,352
Derivative related noncash activity	(61,662)	23,565	(51,796)	1,909
Loss on extinguishment of debt	—	—	27,300	—
Other expense	220	—	8,262	—
EBITDAX	241,602	220,867	866,667	577,081
Cash interest expense	(40,084)	(15,968)	(121,350)	(37,240)
Other (a)	1,398	(441)	(6,346)	(737)
Discretionary cash flow	202,916	204,458	738,971	539,104
Changes in operating assets and liabilities	31,731	(3,250)	17,418	(35,090)
Net cash provided by operating activities	$234,647	$201,208	$756,389	$504,014

(a) includes interest and other income net of other expense and operating portion of exploration and abandonment expenses.

HighPeak Energy, Inc.
Unaudited Cash Margin Reconciliation
(in thousands, except per Boe data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Crude oil, NGL and natural gas sales revenue	$301,153	$257,915	$1,111,293	$755,686
Less: Lease operating expenses	(34,627)	(23,573)	(133,737)	(66,933)
Less: Workover expenses	(3,039)	(278)	(11,625)	(2,666)
Less: Production and ad valorem taxes	(14,077)	(12,607)	(58,472)	(38,440)
Cash Operating Margin	249,410	221,457	907,459	647,647
Less: General and administrative expenses	(4,646)	(6,637)	(16,598)	(12,470)
Cash Margin	$244,764	$214,820	$890,861	$635,177
Divide by: Sales volumes (MBoe)	4,595.6	3,436.0	16,635.5	8,936.9
Cash Operating Margin per Boe, excluding effects of derivatives	$54.27	$64.45	$54.55	$72.47
Cash Margin per Boe, excluding effects of derivatives	$53.26	$62.52	$53.55	$71.07

HighPeak Energy, Inc.
Unaudited Free Cash Flow Reconciliation
(in thousands)

Three Months Ended December 31, 2023
Net cash provided by operating activities	$234,647
Changes in operating assets and liabilities	(31,731)
Capital expenditures paid, excluding acquisitions	(169,192)
Free cash flow	$33,724

HighPeak Energy, Inc.
Unaudited Reconciliation of PV-10 to Standardized Measure
(in thousands)

As of December 31, 2023	Total Proved
Present value of estimated future cash flows (PV-10)	$2,884,067
Present value of future income taxes and certain abandonment costs	(276,363)
Standardized measure	$2,607,704

HighPeak Energy, Inc.
Unaudited Reserve Replacement Computations

MBoe
Proved Reserves on December 31, 2022	122,958
Extensions, discoveries and revisions	49,055
Purchase of reserves-in-place	171
Sales of reserves-in-place	(1,387)
Production	(16,635)
Proved Reserves on December 31, 2023	154,162

Reserve Replacement:
With the drill bit	295%
With the drill bit and acquisitions	296%

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.